EXHIBIT 23.1


                          CONSENT OF ERNST & YOUNG LLP


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ATS Medical, Inc. for the registration of 1,568,940 shares of its common stock and to the incorporation by reference therein of our report dated February 6, 1997 with respect to the consolidated financial statements and schedule of ATS Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                            /s/ Ernst & Young LLP


Minneapolis, Minnesota
July 31, 1997